Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR)
BlackRock Allocation Target Shares: Series C Portfolio
(BATSC)
BlackRock Investment Grade Bond Portfolio (BR-IG)
BlackRock Credit Allocation Income Trust (Preferred Sleeve)
(BTZ-PREF)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
06-06-2016

Security Type:
BND/CORP


Issuer
Voya Financial, Inc. (2026)

Selling
Underwriter
Barclays Capital Inc.,

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Capital Inc., SunTrust Robinson
Humphrey, Inc., U.S. Bancorp Investments,
Inc., Credit Suisse Securities (USA) LLC,
Deutsche Bank Securities Inc., RBC Capital
Markets, LLC, Wells Fargo Securities, LLC,
BMO Capital Markets Corp., BNP Paribas
Securities Corp., Citigroup Global Markets
Inc., ICBC Standard Bank Plc, ING
Financial Markets LLC, J.P. Morgan
Securities LLC, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Mitsubishi
UFJ Securities (USA), Inc., Mizuho
Securities USA Inc., BNY Mellon Capital
Markets, LLC, Commerz Markets LLC,
Goldman, Sachs & Co. LLC, Morgan Stanley &
Co. LLC, nabSecurities, LLC, PNC Capital
Markets LLC, Scotia Capital (USA) Inc.,
The Williams Capital Group, L.P.,
UniCredit Capital Markets LLC

Transaction Details

Date of Purchase
06-06-2016


Purchase
Price/Share
(per share / %
of par)
$99.709

Total
Commission,
Spread or
Profit
0.650%


1.	Aggregate Principal Amount Purchased
(a+b)
$30,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$6,475,000

b. Other BlackRock Clients
$23,525,000

2.	Aggregate Principal Amount of
Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.06


Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)

[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)

[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date: 06-08-2016
Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 06-08-2016
Global Syndicate Team Member